UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	1-31447	74-0694415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Louisiana Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 207-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2013, upon the recommendation of the Governance Committee of CenterPoint Energy, Inc. (the “Company”), the Board of Directors of the Company increased the size of the Board from seven to eight directors and appointed Scott J. McLean to fill the newly created directorship. Mr. McLean will serve as a director of the Company until the expiration of his term on the date of the Company’s annual meeting of shareholders in 2014 and until his successor is elected and qualified. Mr. McLean is expected to stand for election as director at the annual meeting of shareholders in 2014. Mr. McLean will serve on the Audit and Finance Committees of the Company.

Mr. McLean, 57, is executive vice president of Zions Bancorporation and chief executive officer of Amegy Bank of Texas. Prior to joining Amegy in 2002, he was with Texas Commerce Bank/JPMorgan Chase for 23 years where he served in a number of roles, including president in Dallas, chairman in El Paso and president in Houston. He currently serves on the Southern Methodist University Board of Trustees and the boards of the United Way of Houston and the Memorial Hermann Healthcare System.

There are no arrangements or understandings between Mr. McLean and any other person pursuant to which he was selected as a director. The Company is not aware of any transaction in which Mr. McLean has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. McLean will be compensated for his service on the Board of Directors under the Company’s standard arrangement for non-employee directors described in its proxy statement for the 2013 annual meeting of shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.

Date: December 18, 2013	By:	/s/ Christopher J. Arntzen
Christopher J. Arntzen
Vice President, Deputy General Counsel and Assistant Corporate Secretary